Exhibit 99

#47U– October 18, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2012 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its 2012 third quarter, ending September 30, 2012.

Third Quarter Highlights

•	Third quarter 2012 GAAP earnings per diluted share were $.57, compared with $.76 in 2011.

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Third quarter 2012 GAAP results include a $.02 per diluted share net benefit stemming from gains on the sale of previously closed facilities and insurance recoveries, partially offset by charges related to previously announced restructuring activities. Third quarter 2011 GAAP results included a $.10 per diluted share gain from a net release of valuation allowances on deferred tax assets, partially offset by restructuring charges and acquisition expenses.

•

Base net income attributable to Sonoco (base earnings) for third quarter 2012 was $.55 per diluted share, compared with $.66 in 2011. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided reduced third quarter base earnings guidance of $.51 to $.53 per diluted share.

•	Third quarter 2012 net sales were a record $1.20 billion, up 6 percent, compared with $1.12 billion in 2011.

•	Third quarter 2012 cash flow from operations increased to $152 million, compared with $100 million in 2011.

Earnings Guidance

•	Guidance for full-year 2012 base earnings is revised to $2.17 to $2.21 per diluted share.

•	2012 free cash flow estimates are raised to $90 million from the previous estimate of $70 million. (Free cash flow is cash flow from operations minus net capital expenditures and dividends.)

Third Quarter Review

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “Although better than our revised guidance, we were disappointed with third quarter results as base earnings declined 16 percent from prior year results and base earnings before interest and taxes (EBIT) was off 6 percent. While base earnings benefitted from acquisitions, modest productivity gains and a positive price/cost relationship, these positive factors were more than offset by a negative change in the mix of business, higher maintenance, labor, pension, interest and other expenses along with the negative impact of a strong dollar.”

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1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

Sonoco Reports Third Quarter 2012 Results – page 2

“We are encouraged that gross profits increased 10 percent over last year’s third quarter and that base earnings per diluted share came in better than the high end of our revised guidance issued in September. This improvement from our previous expectations was a result of slightly better operating performance, reduced incentive accruals and a lower effective tax rate.

“In our Paper and Industrial Converted Products segment, third quarter operating profits declined 13 percent due primarily to temporary operating problems experienced at several of our North American paperboard mills which resulted in greater than expected downtime and higher maintenance, freight and related expenses. Also negatively impacting year-over-year segment results for the quarter were higher pension and labor expenses, a slightly negative mix of business and a stronger dollar. These factors were partially offset by a positive price/cost relationship and modest gains made in productivity despite the unexpected downtime. Volume was up for the quarter, as narrow declines in global tubes and cores volume was offset by improved volume in our paper, reels and recycling operations.

“Our Consumer Packaging segment’s operating profits declined 16 percent in the quarter due to lower volumes across most of our packaging businesses along with a negative mix of business and higher labor, pension and other costs. These negative factors were partially offset by a positive price/cost relationship and productivity improvements. Operating profits from our Packaging Services segment improved 6 percent during the quarter due primarily to improved volume in international packaging fulfillment activity, which was partially offset by the impact of a stronger dollar.

“Operating profits in our Protective Packaging segment were up 216 percent year over year reflecting last year’s acquisition of Tegrant Holding Corporation. Tegrant was accretive by approximately $.02 per share in the quarter as we continue to successfully integrate operations and drive efficiencies.”

GAAP net income attributable to Sonoco in the third quarter was $58.8 million, or $.57 per diluted share, compared with $77.2 million, or $.76 per diluted share, in 2011. Base earnings were $56.3 million, or $.55 per diluted share, in the third quarter, compared with $67.1 million, or $.66 per diluted share, in 2011. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Third quarter base earnings excludes income of $2.6 million, after tax, or $.02 per diluted share, representing gains from the sale of previously closed facilities and insurance recoveries totaling $6.4 million, after tax, or $.05 per share, partially offset by charges from previously announced restructuring activities of $3.8 million, after tax, or $.03 per share. Third quarter 2011 base earnings excluded net income of $10.1 million, after tax, or $.10 per diluted share, including an $18.8 million, after tax, or $.18 per share reduction in tax expense resulting from valuation allowance adjustments on deferred tax assets; restructuring expenses of $7.2 million, after tax, or $.07 per share, due to two plant closures; and acquisition-related costs of $1.5 million, after tax, or $.01 per share. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the third quarter were $1.20 billion, compared with $1.12 billion in the same period in 2011. This 6 percent increase was due to sales from prior year acquisitions of $121 million, almost all of which is related to Tegrant, and improved volumes, particularly from Packaging Services and Paper and Industrial Converted Products segments. Partially offsetting these increases were lower selling prices and a $30 million negative impact from foreign currency translation.

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Sonoco Reports Third Quarter 2012 Results – page 3

Gross profits were $206 million in the third quarter of 2012, compared with $187 million in the same period in 2011. Gross profit as a percent of sales was 17.25 percent, compared with 16.6 percent in the same period in 2011. The improvement in total gross profits was due to the current year inclusion of Tegrant as the benefits in other businesses of a positive price/cost relationship and productivity improvements were offset by a negative shift in the mix of business and higher labor and other costs. The Company’s third quarter selling, general and administrative (SG&A) expenses increased 22 percent year over year, primarily due to the inclusion of Tegrant. SG&A expenses were 9.2 percent of net sales in the 2012 period, compared with 8.0 percent in 2011.

Cash generated from operations in the third quarter was $152 million, compared with $100 million in the same period in 2011. Operating cash flow improved year over year despite lower reported net income due to beneficial changes in working capital components and lower pension and postretirement contributions relative to reported expense. Capital expenditures, net of proceeds, and cash dividends were $40 million and $30 million, respectively, compared with $44 million and $29 million, respectively, during the same period in 2011.

Year-to-date Results

For the nine-month period of 2012, net sales increased 7 percent to $3.61 billion, compared with $3.37 billion in the same period of 2011. Net income attributable to Sonoco for the first nine months of 2012 was $153 million, or $1.49 per diluted share, compared with $188 million, or $1.84 per diluted share, in the same period of 2011. Earnings in the nine-month period of 2012 were negatively impacted by after-tax restructuring and other charges, net of gains from property sales and insurance recoveries, totaling $16.5 million, or $.16 per diluted share, compared with a net positive impact of $1.5 million, after tax, or $.02 per diluted share, in the same period in 2011, related to the deferred tax valuation allowance release and other previously discussed items.

Base earnings for the nine-month period of 2012 were $170 million, or $1.65 per diluted share, compared with $186 million, or $1.82 per diluted share, in the same period in 2011. This 9 percent year-over-year decline in base earnings stemmed from lower volume, a negative mix of business and higher pension, labor, freight and other expenses. These negative factors were partially offset by productivity improvements, acquisitions and a positive price/cost relationship.

Gross profit increased 12 percent year over year to $640 million, compared with $572 million in 2011, with the increase largely attributable to the inclusion of Tegrant. Gross profit as a percent of sales increased in the nine-month period of 2012 to 17.7 percent, compared with 17.0 percent in 2011.

For the nine-month period of 2012, cash generated from operations was $297 million, compared with $132 million in the same period in 2011. The year-over-year improvement reflects pension and postretirement benefit plan contributions of $64 million, compared with $124 million in the nine-month period of 2011, beneficial changes in working capital components and lower management incentives paid compared with last year. Capital expenditures, net of proceeds, and cash dividends were $142 million and $90 million, respectively, during the nine-month period of 2012, compared with $115 million and $86 million, respectively, for the same period in 2011.

At the end of the nine-month period of 2012, total debt was approximately $1.24 billion, a $50 million decrease from the Company’s year-end 2011 total debt of $1.29 billion. The Company’s debt-to-total capital ratio was 44.6 percent at the end of the third quarter, compared with 47.4 percent at both year-end 2011 and at second quarter of 2012. Cash and cash equivalents as of the end of the nine-month period of 2012 was $201 million, compared with $176 million at the end of the year.

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Sonoco Reports Third Quarter 2012 Results – page 4

On October 12, 2012, Sonoco took advantage of favorable market conditions to enter into a Third Amended and Restated Credit Agreement for a syndicated bank line of credit supporting its commercial paper program. The new $350 million agreement, which replaces the existing agreement of the same amount entered into October 18, 2010, has a new five-year maturity and includes a group of eight national and international banks. The Company had approximately $10 million drawn from the commercial paper program as of September 30, 2012, compared with $82 million drawn at the end of the second quarter.

Corporate

Net interest expense for the third quarter of 2012 increased to $14.9 million, compared with $8.3 million during the same period in 2011. The increase was due to higher debt levels as a result of the acquisition of Tegrant. The effective tax rate for the third quarter of 2012 was 31.3 percent, compared with 3.1 percent for the same period in 2011. The effective tax rate was lower in 2011 due to the release of valuation allowances on deferred tax assets. The effective tax rate on base earnings was 31.5 percent and 29.1 percent in the third quarters of 2012 and 2011, respectively.

Full-Year 2012 Outlook

Sonoco expects 2012 annual base earnings to be in the range of $2.17 to $2.21 per diluted share and fourth quarter base earnings to be in the range of $.52 to $.56 per diluted share. For the full-year 2011, the Company reported base earnings of $2.29 per diluted share, while fourth quarter 2011 base earnings were $.46 per diluted share.

The Company’s revised base earnings guidance assumes sales demand will remain near current levels, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “While we are projecting year-over-year improvement in base earnings in the fourth quarter, global economic conditions remain weak and our customers appear to be placing orders that only reflect their known demand. Overall, we do not expect any meaningful volume changes in our Industrial, Consumer and Protective Packaging businesses, beyond expected seasonality. However, due to the operational difficulties we experienced in our paper mills in the third quarter, which have since been resolved, we enter the fourth quarter with extremely tight uncoated recycled board inventories and plan to run our mill system full for the remainder of the year, except for scheduled downtime, such as holidays. In addition, we are continuing to implement contingency plans to further reduce costs in all of our businesses.”

“Despite the current economic uncertainty, Sonoco is well positioned to take advantage of any improvement in business conditions. We continue to maintain a strong financial position and generate strong operating cash flow which we are investing to optimize the profitability of our businesses, further reduce debt and provide solid cash dividends to our shareholders – as we have for 350 consecutive quarters over 87 years.”

Segment Review

The Company reports its financial results in four operating segments: Consumer Packaging, Paper and Industrial Converted Products, Packaging Services and Protective Packaging. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports Third Quarter 2012 Results – page 5

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Third quarter 2012 sales for the segment were $476 million, compared with $503 million in the third quarter of 2011. Segment operating profit was $43.8 million in the third quarter, compared with $52.4 million in the same quarter of 2011.

Year-over-year sales declined in the quarter due primarily to lower volumes in the Company’s global composite can, flexible packaging and rigid plastics businesses along with the unfavorable impact of foreign currency translation and lower sales prices. Operating profit in the segment declined 16 percent year over year as productivity improvements and a positive price/cost relationship were unable to offset negative volume and mix changes along with higher pension, labor and other expenses.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Third quarter 2012 sales for the segment were $454 million, compared with $484 million in the third quarter of 2011. Segment operating profit was $33.2 million in the third quarter, compared with $38.0 million in the third quarter of 2011.

The 6 percent year-over-year decline in third quarter sales was primarily due to the negative impact of foreign currency translation and lower recovered paper prices in the Company’s recycling operations. Operating profits declined by 13 percent year over year due to temporary operating problems experienced at several of our North American paperboard mills, higher pension, labor, freight and other costs and the negative impact of exchange rates. These negative factors were partially offset by a positive price/cost relationship and modest productivity improvements.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Third quarter 2012 sales for this segment were $125 million, compared with $113 million in the third quarter of 2011. Segment operating profit was $5.1 million in the quarter, compared with $4.8 million in the same quarter of 2011.

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Sonoco Reports Third Quarter 2012 Results – page 6

Sales increased 10 percent from last year’s third quarter due to volume growth, primarily in international packaging fulfillment activities. This improvement was partially offset by the negative impact of foreign currency translation. Operating profit for the segment increased 6 percent year over year due primarily to improved volumes associated with international packaging fulfillment activities, partially offset by a negative mix of business and the impact of a strong dollar.

Protective Packaging

The Protective Packaging segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging; temperature-assurance packaging; and retail security packaging.

Third quarter 2012 sales were $141 million, compared with $24 million in the third quarter of 2011. Operating profit for the third quarter was $10.6 million, compared with $3.4 million in the third quarter of 2011.

The significant year-over-year growth in this segment’s sales and operating profits was due to the 2011 acquisition of Tegrant. Sales from the Company’s legacy protective packaging business were essentially flat year over year as improved volume offset lower selling prices. The year-over-year increase in segment operating profits reflects the impact of the Tegrant acquisition, which added $9.4 million in operating profits during the quarter. Operating profit for the Company’s legacy protective packaging business declined 10 percent year over year as slightly higher volume and productivity was more than offset by lower selling prices and higher pension and other expenses.

Conference Call Webcast

Sonoco will host its regular quarterly conference call today, Thursday, October 18, 2012, at 11 a.m. ET, to review its third quarter 2012 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 1 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 48059399. The archived call will be available through October 28, 2012. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,600 employees working in over 340 operations in 34 countries, serving many of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements.

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Sonoco Reports Third Quarter 2012 Results – page 7

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or its suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports Third Quarter 2012 Results – page 8

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2012	Oct. 2, 2011	Sept. 30, 2012	Oct. 2, 2011

Net sales	$1,195,530	$1,124,171	$3,610,259	$3,369,359
Cost of sales	989,301	937,431	2,970,627	2,797,320

Gross profit	206,229	186,740	639,632	572,039
Selling, general and administrative expenses	110,330	89,924	351,690	291,495
Restructuring/Asset impairment charges	(444)	12,048	24,164	23,943

Income before interest and income taxes	$96,343	$84,768	$263,778	$256,601
Net interest expense	14,852	8,334	45,521	25,245

Income before income taxes and equity earnings of affiliates	81,491	76,434	218,257	231,356
Provision for income taxes	25,399	2,344	73,201	51,303

Income before equity in earnings of affiliates	56,092	74,090	145,056	180,053
Equity in earnings of affiliates, net of tax	2,937	3,083	8,236	8,463

Net income	59,029	77,173	153,292	188,516
Net loss/(income) attributable to noncontrolling interests	(193)	30	(65)	(514)

Net income attributable to Sonoco	$58,836	$77,203	$153,227	$188,002

Weighted average common shares outstanding – diluted	102,544	101,959	102,563	102,200

Diluted earnings per common share	$0.57	$0.76	$1.49	$1.84

Dividends per common share	$0.30	$0.29	$0.89	$0.86

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Sonoco Reports Third Quarter 2012 Results – page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2012	Oct. 2, 2011	Sept. 30, 2012	Oct. 2, 2011
Net sales
Consumer Packaging	$475,946	$503,370	$1,448,750	$1,492,257
Paper and Industrial Converted Products	453,605	484,066	1,392,675	1,440,436
Packaging Services	124,561	112,939	347,267	362,310
Protective Packaging	141,418	23,796	421,567	74,356

Consolidated	$1,195,530	$1,124,171	$3,610,259	$3,369,359

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$43,829	$52,363	$136,661	$143,713
Paper and Industrial Converted Products	33,150	38,027	105,106	108,780
Packaging Services	5,098	4,807	13,969	20,020
Protective Packaging	10,645	3,362	29,303	10,025
Restructuring/Asset impairment charges	444	(12,048)	(24,164)	(23,943)
Other non-base charges	3,177	(1,743)	2,903	(1,994)

Consolidated	$96,343	$84,768	$263,778	$256,601

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2012	Oct. 2, 2011	Sept. 30, 2012	Oct. 2, 2011

Net income	$59,029	$77,173	$153,292	$188,516
Asset impairment charges	1,184	3,496	5,876	9,005
Depreciation, depletion and amortization	48,026	43,932	149,159	131,611
Fox River environmental reserves	(410)	(740)	(1,320)	(1,379)
Pension and postretirement plan expense/contributions	9,633	(3,533)	(24,274)	(96,812)
Changes in working capital	11,444	(35,770)	(27,831)	(103,142)
Other operating activity	23,249	15,275	41,621	4,109

Net cash provided by operating activities	152,155	99,833	296,523	131,908

Purchase of property, plant and equipment, net *	(40,083)	(44,224)	(142,117)	(114,690)
Cost of acquisitions, exclusive of cash	—	(523)	(503)	(10,918)
Debt proceeds (repayments), net	(82,529)	2,798	(50,093)	114,940
Cash dividends	(30,194)	(28,970)	(89,537)	(85,955)
Shares acquired under announced buyback	—	—	—	(46,298)
Other, including effects of exchange rates on cash	5,789	(16,607)	11,347	(947)

Net increase (decrease) in cash and cash equivalents	5,138	12,307	25,620	(11,960)
Cash and cash equivalents at beginning of period	196,005	133,982	175,523	158,249

Cash and cash equivalents at end of period	$201,143	$146,289	$201,143	$146,289

*	Prior year’s data have been reclassified to conform to the current year’s presentation

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Sonoco Reports Third Quarter 2012 Results – page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	Sept. 30, 2012	Dec. 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$201,143	$175,523
Trade accounts receivable, net of allowances	673,629	606,785
Other receivables	37,361	43,378
Inventories	394,955	395,322
Prepaid expenses and deferred income taxes	72,023	92,033

	1,379,111	1,313,041
Property, plant and equipment, net	1,034,889	1,013,622
Goodwill	1,110,994	1,109,470
Other intangible assets, net	284,085	304,600
Other assets	247,223	252,525

	$4,056,302	$3,993,258

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$818,441	$784,354
Notes payable and current portion of long-term debt	32,368	53,666
Income taxes payable	9,262	5,551

	$860,071	$843,571
Long-term debt, net of current portion	1,204,105	1,232,966
Pension and other postretirement benefits	386,827	420,048
Deferred income taxes and other	69,517	71,265
Total equity	1,535,782	1,425,408

	$4,056,302	$3,993,258

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Third Quarter 2012 Results – page 11

		Non-GAAP Adjustments
Three Months Ended September 30, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$96,343	$(444)	$(3,177)	$92,722
Interest expense, net	$14,852	$—	$—	$14,852

Income before income taxes	$81,491	$(444)	$(3,177)	$77,870
Provision for income taxes	$25,399	$126	$(1,135)	$24,390

Income before equity in earnings of affiliates	$56,092	$(570)	$(2,042)	$53,480
Equity in earnings of affiliates, net of taxes	$2,937	$—	$—	$2,937

Net income	$59,029	$(570)	$(2,042)	$56,417
Net (income)/loss attributable to noncontrolling interests	$(193)	$31	$—	$(162)

Net income attributable to Sonoco	$58,836	$(539)	$(2,042)	$56,255

Per Diluted Share	$0.57	$0.00	$(0.02)	$0.55

		Non-GAAP Adjustments
Three Months Ended October 2, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$84,768	$12,048	$1,743	$98,559
Interest expense, net	$8,334	$—	$—	$8,334

Income before income taxes	$76,434	$12,048	$1,743	$90,225
Provision for income taxes	$2,344	$4,831	$19,093	$26,268

Income before equity in earnings of affiliates	$74,090	$7,217	$(17,350)	$63,957
Equity in earnings of affiliates, net of taxes	$3,083	$—	$—	$3,083

Net income	$77,173	$7,217	$(17,350)	$67,040
Net (income)/loss attributable to noncontrolling interests	$30	$78	$—	$108

Net income attributable to Sonoco	$77,203	$7,295	$(17,350)	$67,148

Per Diluted Share	$0.76	$0.07	$(0.17)	$0.66

—more—

Sonoco Reports Third Quarter 2012 Results – page 12

		Non-GAAP Adjustments
Nine Months Ended September 30, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$263,778	$24,164	$(2,903)	$285,039
Interest expense, net	$45,521	$—	$—	$45,521

Income before income taxes	$218,257	$24,164	$(2,903)	$239,518
Provision for income taxes	$73,201	$5,912	$(1,037)	$78,076

Income before equity in earnings of affiliates	$145,056	$18,252	$(1,866)	$161,442
Equity in earnings of affiliates, net of taxes	$8,236	$22	$—	$8,258

Net income	$153,292	$18,274	$(1,866)	$169,700
Net (income)/loss attributable to noncontrolling interests	$(65)	$104	$—	$39

Net income attributable to Sonoco	$153,227	$18,378	$(1,866)	$169,739

Per Diluted Share	$1.49	$0.18	$(0.02)	$1.65

		Non-GAAP Adjustments
Nine Months Ended October 2, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$256,601	$23,943	$1,994	$282,538
Interest expense, net	$25,245	$—	$—	$25,245

Income before income taxes	$231,356	$23,943	$1,994	$257,293
Provision for income taxes	$51,303	$8,470	$19,178	$78,951

Income before equity in earnings of affiliates	$180,053	$15,473	$(17,184)	$178,342
Equity in earnings of affiliates, net of taxes	$8,463	$17	$—	$8,480

Net income	$188,516	$15,490	$(17,184)	$186,822
Net (income)/loss attributable to noncontrolling interests	$(514)	$148	$—	$(366)

Net income attributable to Sonoco	$188,002	$15,638	$(17,184)	$186,456

Per Diluted Share	$1.84	$0.15	$(0.17)	$1.82

(1)	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
(2)	Other adjustments in the three and nine-month periods ended September 30, 2012 consist primarily of excess insurance settlement gains.
(3)	Other adjustments in the three and nine-month periods ended October 2, 2011 consist of acquisition-related costs and a gain from the net release of valuation allowances on deferred tax assets. The nine-months ended October 2, 2011 also include excess insurance settlement gains of $957 pretax.